Exhibit 21.1

HUMBL, Inc.

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation	Percentage Owned
Tickeri, Inc.	Delaware	100%
Monster Creative, LLC	California	100%
Ixaya Business SA de CV	Mexico	100%